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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                             (Amendment No. ____) *


                          BENTLEY INTERNATIONAL, INC.
     ----------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                   082642109
     ----------------------------------------------------------------------
                                 (CUSIP Number)


                                 July 30, 1998
     ----------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[x] Rule 13d-1(c)
[_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO.  082642109              13G                    PAGE 2 OF 5
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only).

      Interiors, Inc.
      13-3590047
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             450,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      450,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.79%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      CO

------------------------------------------------------------------------------

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-----------------------                                  ---------------------
  CUSIP NO.  082642109              13G                    PAGE 3 OF 5
-----------------------                                  ---------------------


ITEM 1(a) NAME OF ISSUER:

          Bentley International, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          9719 Conway Road
          St. Louis, Missouri 63124

ITEM 2(a) NAME OF PERSON FILING:

          Interiors, Inc.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          320 Washington Street
          Mt. Vernon, New York 10553

ITEM 2(c) CITIZENSHIP:

          Delaware

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock


ITEM 2(e) CUSIP NUMBER:

          082642109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO (S)(S)240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)   [_]   Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

          (b)   [_]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

          (c)   [_]   Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

          (d)   [_]   Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)   [_]   An investment adviser in accordance with (S)240.13d-
                      1(b)(1)(ii)(E).

          (f)   [_]   An employee benefit plan or endowment fund in accordance
                      with (S)240.13d-1(b)(1)(ii)(F).

          (g)   [_]   A parent holding company or control person in accordance
                      with (S)240.13d-1(b)(1)(ii)(G).

          (h)   [_]   A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i)   [_]   A church plan that is executed from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)   [_]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

-----------------------                                  ---------------------
  CUSIP NO.  082642109              13G                    PAGE 4 OF 5
-----------------------                                  ---------------------


ITEM 4    OWNERSHIP:

          (a) AMOUNT BENEFICIALLY OWNED:   450,000

          (b) PERCENT OF CLASS: 13.79%

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)  SOLE POWER TO VOTE OR DIRECT THE VOTE:  0

              (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE:  0

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                   450,000

              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  0

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.
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ITEM 10   CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Dated: August 7, 1998

                                      Interiors, Inc.

                                      By: /s/ Max Munn
                                         -----------------------------
                                         Max Munn, President and
                                         Chief Executive Officer